Exhibit 10.1
January 26, 2023

Federal Home Loan Bank of Topeka
Incentive Plan Targets
Goal Metrics, Metric Performance Ranges and Metric Weights

This Incentive Plan Targets document (Target Document) specifies goal metrics, metric performance ranges/objectives, and metric weights for the participants (Participants) in FHLBank’s Executive Incentive Compensation Plan (EICP) and Short-Term Incentive Plan (STIP).

The targets contained in this document specifically cover the 2023 Performance Period.

A.2023 Base Performance Period Metrics- The following goal metrics are assigned to the Participants under the Plan. All calculations including interest rates will be rounded to two decimal places.

1.Return on Equity Spread to Secured Overnight Financing Rate (SOFR)
Definition: The spread between (a) adjusted net income (before assessment of the Affordable Housing Program (AHP) commitment) divided by the daily average total regulatory capital and (b) the daily average of overnight SOFR.
Adjusted net income is calculated as follows:
oNet income calculated under generally accepted accounting principles (GAAP), pre-AHP assessment
oExclude the impacts of Accounting Standards Codification 815 (ASC 815), such as the following (not an exhaustive list):
•Fair value fluctuations on designated fair value relationships and economic hedges
•Amortization/accretion of mortgage loan commitment basis adjustments
•Amortization/accretion of closed fair value basis adjustments
oMinus/plus amortization of upfront fees on derivatives (not amortized/accreted under GAAP)
oMinus/plus realized and unrealized gains/losses on securities
oMinus/plus amortization/accretion of premiums/discounts on securities in FHLBank’s trading portfolio (not amortized/accreted under GAAP)
oPlus dividends on redeemable Class A and Class B Common Stock treated as interest expense under ASC 480
oMinus prepayment/yield maintenance fees
oMinus/plus gains/losses on mortgage loans held for sale
oMinus/plus gains/losses on early retirement of debt and related derivatives
Performance Range:

Annual Performance Range
Threshold	2.43%
Target	3.43%
Optimum	4.03%

2.Advance Penetration Spread
Definition: Advance penetration spread is defined as a four-quarter average of the total advances outstanding to members divided by the total assets of members less the same measurement of total advances to total assets for members of other FHLBanks.

2023 Incentive Plan Targets

Measure: Advance penetration spread is calculated as of September 30, 2023 and consists of a four-quarter average where total advances for FHLBank Topeka members are divided by the total member assets at end period and for each of the preceding three quarter-end periods. Those percentages are then averaged and reduced by the same calculation and average percentage penetration for members of other FHLBanks to determine the spread at which FHLBank Topeka’s penetration exceeds the system penetration percentage. Members are defined as active members only, excluding housing associates and captive insurance companies. The data is derived from the Federal Home Loan Bank System Quarterly Membership Listing file generated by the FHFA Call Report System.

Performance Range:

	% Penetration Spread
Goal	Threshold	Target	Optimum
Advance Penetration Spread	1.20%	1.70%	2.20%

3.Diversity, Equity and Inclusion Education & Culture
Definition: FHLBank’s Diversity, Equity and Inclusion (DEI) initiative is defined as the advancement of DEI, to the maximum extent possible in balance with financially safe and sound business practices, through inclusion and utilization of diverse-owned businesses as vendors and the inclusion of diverse individuals within its workforce, as defined in the DEI Policy, in all business activities of FHLBank.

Measure: Achievement is measured by business partner engagement in at least two DEI Experiences as defined below. Engagement will be calculated through the attendance and completion of post-DEI Experience Survey. Performance between Threshold - Target, and Target - Optimum shall be calculated by linear interpolation of the achievement point in the applicable performance range.

Performance Range:

Business Partner Participation
Threshold	80%
Target	85%
Optimum	90%

Business Partner Engagement: Total number of business partners employed anytime between March 1, 2023 and November 1, 2023 will be counted as business partners in the engagement calculation. Business partners who terminate employment prior to March 1, 2023, business partners who become employed after November 1, 2023, and interns will not count towards the engagement calculation.

DEI Experiences are FHLBank opportunities approved by the Chief Human Resources and Inclusion Officer (CHRIO) that educate business partners on DEI and increase knowledge of and competencies in content and principles regarding DEI. These experiences include DEI training events and workshops and DEI events hosted by FHLBank’s Inclusion, Diversity, and Equity Advisory Council.

Engagement is defined as the opportunity for business partners to associate DEI information provided during DEI Experiences with learning outcomes that have meaning and value to their professional and/or personal lives.

2023 Incentive Plan Targets

Learning Outcomes will be created for each individual DEI Experience articulating the intended learning expectations. Learning outcomes are the specific goal(s) that summarizes the significant knowledge or skill that business partners can reasonably be expected to take away from a DEI Experience.

Post-DEI Experience Survey will measure unique intended learning outcomes created for each DEI Experience through survey questions.

4.Diversity, Equity and Inclusion Business Practice Outcome Measures
DEI Metrics: One point is awarded by achievement of the following.
•Workforce: Attain a workforce ratio of at least 12% business partners of color as of 12/31/2023.
•Workforce: Participate in four outreach opportunities to support diversifying our workforce or members of the board of directors.
•Marketplace: Participate in four outreach opportunities with diverse-owned vendors.
•Marketplace: Participate in four outreach opportunities with diverse broker dealers.
•Marketplace: Increase the number of viable and certified diverse suppliers in Supplier GATEWAY by 12.
•Culture: Celebrate cultural diversity of business partners at four FHLBank-sponsored events.

Performance Range:

Points
Threshold	2 out of 6 points
Target	4 out of 6 points
Optimum	6 out of 6 points

Diverse-Owned Vendors refers collectively to Disabled-Owned Businesses, LGBTQ+-Owned Businesses, Minority-Owned Businesses, and Women-Owned businesses.

Business partner of color means any Black or African American, Native Hawaiian or Pacific Islander, American Indian or Alaskan Native, Hispanic or Latino American, Asian American, or an individual of two or more races. Referred to in this Policy and as an organization as People of Color (POC).

Outreach opportunities can be conducted by any member of FHLBank staff and must be approved by the CHRIO. More than one member of FHLBank’s staff can participate in a single outreach opportunity. Outreach opportunities include, for example, a meeting with a diverse individual who might be a good candidate for FHLBank’s board of directors and/or a meeting with a trade association to provide education on FHLBank’s desire for a diverse board; a meeting with a diverse-owned supplier or having a booth at a diverse-owned supplier fair; participating in meetings with a diverse-owned broker dealer or participating in the diverse-owned broker-dealer reception; or participating in a career fair at a college or university that serves a predominantly diverse population or providing a presentation to a classroom at such a college or university.

Viable diverse suppliers are those that provide a good or service on the Commodities List published on the SupplierGATEWAY website, are registered to do business with FHLBank in SupplierGATEWAY, and are certified as a diverse-owned business either through a national

2023 Incentive Plan Targets

certification entity such as the National Minority Supplier Development Council or the Women’s Business Enterprise National Council, or through FHLBank’s self-certification and can be located/headquartered anywhere in the United States.

Celebrating cultural diversity is the consideration of at least one diverse cultural perspective and must be approved by CHRIO.

FHLBank-sponsored events are those activities to which all business partners are invited, including, but not limited to, Town Hall, Family Outing, Holiday Cheers, Winter Party and Summer Fun.

5.Risk Management – Market, Credit and Liquidity Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are market, credit and liquidity risks.

Performance Range:

Score
Threshold	4.0
Target	4.5
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Liquidity Risk	30%
Market Risk	40%
Credit Risk	30%
Total	100%

6.Risk Management – Compliance, Business and Operations Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are compliance, business and operations risks.

Performance Range:

Score
Threshold	3.0
Target	4.0
Optimum	5.0

2023 Incentive Plan Targets

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Compliance Risk	30%
Business Risk	35%
Operations Risk	35%
Total	100%

B.Required Total Regulatory Capital
FHLBank shall maintain a daily average Total Regulatory Capital of 4.75 percent for 2023. If FHLBank’s daily average Total Regulatory Capital is below 4.75 percent for 2023, the Total Base Opportunity available to Participants for the Financial Performance Goals shall be adjusted as reflected in the table below.

Daily Average Total Regulatory Capital for 2023	Financial Performance Goals Adjustment
≥4.75%	0%
≥4.70% and <4.75%	-25%
≥4.65% and <4.70%	-50%
≥4.60% and <4.65%	-75%
<4.60%	-100%

C.Metric Weights. The following metric weight for each goal metric is assigned to the Participants:

Objective	Weight
1. Return on Equity Spread to SOFR	40%
2. Advance Penetration Spread	10%
3. Diversity, Equity and Inclusion Education & Culture	5%
4. Diversity, Equity and Inclusion Business Practice Outcome Measures	5%
5. Risk Management - Market, Credit, Liquidity	20%
6. Risk Management - Compliance, Business, Operations	20%
Total	100%